Exhibit 23.2
[On Semple & Cooper Letterhead]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders of
Global Entertainment Corporation:
We consent to the use of our report, dated July 29, 2005 with respect to the consolidated balance sheets of Global Entertainment Corporation and subsidiaries as of May 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Semple & Cooper, LLP

Phoenix, Arizona
May 4, 2006